EXHIBIT 99.2

ENERGY TELECOM NAMES BENJAMIN BRUSSELL AS ADVISOR TO THE COMPANY

ST. AUGUSTINE, FL, December 12, 2011 - Energy Telecom, Inc. (OTCBB: ENRG; www.energytele.com) (“Energy Telecom” or the “Company”) today announced that it signed an Agreement naming Mr. Benjamin Brussell as advisor to the company.

Mr. Brussell is President of Generation Management Company, which he founded in 2001.  Mr. Brussell and his company advise public and non-public companies regarding the initiation, structuring, and negotiation of strategic alliances and transactions.

From 1998 to 2001, Mr. Brussell was Vice President, Corporate Development for Plantronics, a manufacturer of audio communications and entertainment products.  He was responsible for the development and implementation of corporate strategic initiatives including acquisitions, investments, divestitures, strategic alliances, and OEM product sourcing.  From 1990 to 1998, Mr. Brussell was responsible for corporate development at Storage Technology Corporation, a manufacturer of storage systems, most recently serving as Vice President of Corporate Development.  Previously, Mr. Brussell was Vice President, Corporate Finance in the Technology Group at Salomon Brothers.

Mr. Brussell holds a Masters Degree in Management, with a concentration in Finance, from the M.I.T. Sloan School of Management, and a Bachelor of Arts degree from Wesleyan University, where he majored in Math and Economics.

“We’ve had the pleasure of working with Mr. Brussell for almost ten years, and believe his knowledge of our and other worn electronic products, and his business background will benefit Energy Telecom as its manufacturing and distribution partners deliver our unique telecommunication eyewear products to broad global PPE (safety) and mobile entertainment and voice communication markets”, stated Mr.  Tom Rickards, President of Energy Telecom, Inc.

Mr. Brussell stated: “For many years, I have been enthusiastic about the potential for Energy Telecom’s technology to be commercialized and applied to the needs of industrial and consumer markets.  I am pleased to have the opportunity to assist Energy Telecom in further developing the technology, manufacturing, and distribution strategies and alliances that are so important to realization of that potential.“

About Energy Telecom
Energy Telecom holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world’s first hands-free, wireless communication eyewear providing quality sound, and noise attenuation. Various models of the eyewear will be worn by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing when using VHF and UHF radio communication.  The eyewear will also be worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

Statements contained in this news release, other than those identifying historical facts, constitute 'forward-looking statements' within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

For more information contact:

Tom Rickards
Energy Telecom, Inc.
trickards@energytele.com

Benjamin Brussell
Energy Telecom, Inc.
bbrussell@energytele.com